Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of RCS Capital Corporation of our report dated February 27, 2013 relating to the financial statements of J.P. Turner & Company, L.L.C. as of and for the year ended December 31, 2012, and our report dated January 29, 2014 relating to the combined financial statements of J.P. Turner & Company, L.L.C. and J.P. Turner & Company Capital Management, LLC as of and for the years ended December 31, 2012 and 2011, that appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RUBIO CPA, PC

Atlanta, Georgia

February 12, 2014